Exhibit 99.1

WINDTAMER CORPORATION ANNOUNCES APPOINTMENT OF ADEEB SABA AS VICE PRESIDENT OF OPERATIONS

ROCHESTER, NY - (Marketwire - 12/29/09) - WindTamer Corporation ("WindTamer" or the "Company")
(OTC:BB:WNDT-News), a developer and manufacturer of a patented new wind turbine technology, announced today that Adeeb Saba has been appointed Vice President of Operations.

Prior to joining WindTamer, Mr. Saba was Vice President of Manufacturing for Ultralife Corporation, where he was responsible for all rechargeable, non-rechargeable and communications systems operations.  Prior to that, as Director of Technology, Mr. Saba led the team that developed and started up production of the Land Warrior Power System.

Before joining Ultralife, Mr. Saba was Engineering Manager, New Product Development at Titmus Corporation where he developed and oversaw production of the patented T2 Vision Screener.  During his tenure at Titmus, Mr. Saba also received two patents for his work on products in the Titmus portfolio.

 Mr. Saba also spent several years at Bausch & Lomb where he participated in the commercialization of dozens of new Ray-Ban sunglasses. Mr. Saba holds a B.S. in Manufacturing Engineering Technology from Rochester Institute of Technology.

 William A. Schmitz, President of WindTamer, said, "Adeeb Saba is the right person to quickly put in place the production systems necessary to meet the strong demand we are experiencing for WindTamer turbines.  Adeeb's abilities and experience in engineering, procuring components, manufacturing and quality control are the vital elements necessary to support WindTamer's move into full-scale manufacturing in 2010. Adeeb's "metric-based" approach to production will serve our company and its shareholders well, because it continuously focuses not only on reliable production and timely delivery of products but also on margins, cost control, overall company financial performance and quality control so that both the company and its customers can achieve the highest possible benefits."

Gerald E. Brock, WindTamer's founder, Chairman, Chief Executive Officer and inventor of the patented WindTamer technology, said that, "Adeeb Saba has the background to help WindTamer keep our commitments to customers by delivering and installing our turbines in a timely and reliable manner."

"I am an engineer at heart," said Adeeb Saba, "and I immediately recognized that WindTamer has an innovative and exciting new product.  I enjoy seeing a product move from an idea to design, development and full-scale production.  I see this as the ideal opportunity to apply my experience to help make WindTamer a leader in the wind turbine industry."

About WindTamer Corporation
 WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize our Patented  technology for the production of electrical power. Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:

WindTamer Corporation
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com